EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 1 of Form F-4 of Leading Partners Limited and its subsidiaries (the “Company”) of our report dated December 26, 2024, relating to our audit of the consolidated financial statements of the Company as of September 30, 2024 and for the period from August 13, 2024 (inception) through September 30, 2024, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas
April 3, 2025